Filed Pursuant to Rule 433

Registration No. 333-168879

June 5, 2012

PRICING TERM SHEET

GATX Corporation 4.750% Senior Notes due 2022

Issuer:	GATX Corporation

Security:	4.750% Senior Notes due 2022

Size:	$250,000,000

Maturity Date:	June 15, 2022

Coupon:	4.750%

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2012

Price to Investors:	99.050%

Benchmark Treasury:	UST 1.750% due May 15, 2022

Benchmark Treasury Yield:	1.571%

Spread to Benchmark Treasury:	T+330 bps

Yield to Maturity:	4.871%

Make-Whole Spread	T+50 bps

Expected Settlement Date:	June 11, 2012 (T+4)

CUSIP/ISIN:	361448 AN3/US361448AN33

Anticipated Ratings:	Baa2 (stable outlook) by Moody’s Investors Service, Inc.
BBB (stable outlook) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Lead Manager:	Mizuho Securities USA Inc.

Co-Managers:	BMO Capital Markets Corp.
KeyBanc Capital Markets Inc.
PNC Capital Markets LLC
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment therefor on or about June 11, 2012, which will be the fourth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement arrangement to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.